SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                           Delta and Pine Land Company
                           ---------------------------
                                (Name of Issuer)


                     Common Stock, par value $.10 per share
                     --------------------------------------
                         (Title of Class of Securities)


                                    247357106
                                    ---------
                                 (CUSIP Number)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                     [ ]   Rule 13d-1(b)
                     [x]   Rule 13d-1(c)
                     [ ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                                                        13G
CUSIP NO.       247357106

-------------- ---------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               G Industries Corp.

-------------- ---------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                           (a) [ ]
                                                                                                          (b) [x]
-------------- ---------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ---------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
------------------------------ ------------ ----------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
           SHARES                                      0
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
                               ------------ ----------------------------------------------------------------------------------
                                    6       SHARED VOTING POWER
                                                                         252,886
                               ------------ ----------------------------------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                                                               0
                               ------------ ----------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                                                         252,886
-------------- ---------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                         252,886
-------------- ---------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                 [  ]
-------------- ---------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                            0.7%
-------------- ---------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                                                              CO
-------------- ---------------------------------------------------------------------------------------------------------------



                                  Page 2 of 19

                                                                                                       13G
CUSIP NO.  247357106

-------------- ---------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               G-I Holdings Inc.

-------------- ---------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                           (a) [ ]
                                                                                                          (b) [x]
-------------- ---------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ---------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
------------------------------ ------------ ----------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
           SHARES                                     0
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
                               ------------ ----------------------------------------------------------------------------------
                                    6       SHARED VOTING POWER
                                                                         252,886
                               ------------ ----------------------------------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                                                               0
                               ------------ ----------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                                                         252,886
-------------- ---------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                         252,886
-------------- ---------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                 [  ]
-------------- ---------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                            0.7%
-------------- ---------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                                                              CO
-------------- ---------------------------------------------------------------------------------------------------------------



                                  Page 3 of 19

                                                                                                        13G
CUSIP NO.  247357106

-------------- ---------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Building Materials Corporation of America
-------------- ---------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                         (a) [ ]
                                                                                                        (b) [x]
-------------- ---------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ---------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
------------------------------ ------------ ----------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
           SHARES                                     0
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
                               ------------ ----------------------------------------------------------------------------------
                                    6       SHARED VOTING POWER
                                                                         252,886
                               ------------ ----------------------------------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                                                               0
                               ------------ ----------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                                                         252,886
-------------- ---------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                         252,886
-------------- ---------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                 [  ]
-------------- ---------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                            0.7%
-------------- ---------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                                                              CO
-------------- ---------------------------------------------------------------------------------------------------------------



                                  Page 4 of 19

                                                                                                        13G
CUSIP NO.  247357106

-------------- ---------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Building Materials Investment Corporation
-------------- ---------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                         (a) [ ]
                                                                                                        (b) [x]
-------------- ---------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ---------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
------------------------------ ------------ ----------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
           SHARES                                     252,886
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
                               ------------ ----------------------------------------------------------------------------------
                                    6       SHARED VOTING POWER
                                                                               0
                               ------------ ----------------------------------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                                                         252,886
                               ------------ ----------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                                                               0
-------------- ---------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                         252,886
-------------- ---------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                 [  ]
-------------- ---------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                            0.7%
-------------- ---------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                                                              CO
-------------- ---------------------------------------------------------------------------------------------------------------



                                  Page 5 of 19

                                                                                                       13G
CUSIP NO.  247357106

-------------- ---------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               BMCA Holdings Corporation
-------------- ---------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                         (a) [ ]
                                                                                                        (b) [x]
-------------- ---------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ---------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
------------------------------ ------------ ----------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
           SHARES                                     0
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
                               ------------ ----------------------------------------------------------------------------------
                                    6       SHARED VOTING POWER
                                                                         252,886
                               ------------ ----------------------------------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                                                               0
                               ------------ ----------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                                                         252,886
-------------- ---------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                         252,886
-------------- ---------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                 [  ]
-------------- ---------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                            0.7%
-------------- ---------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                                                              CO
-------------- ---------------------------------------------------------------------------------------------------------------




                                  Page 6 of 19

                                                                                                       13G
CUSIP NO.  247357106

-------------- ---------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               GAF Building Materials Corporation
-------------- ---------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                         (a) [ ]
                                                                                                        (b) [x]
-------------- ---------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ---------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
------------------------------ ------------ ----------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
           SHARES                                     0
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
                               ------------ ----------------------------------------------------------------------------------
                                    6       SHARED VOTING POWER
                                                                         252,886
                               ------------ ----------------------------------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                                                               0
                               ------------ ----------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                                                         252,886
-------------- ---------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                         252,886
-------------- ---------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                 [  ]
-------------- ---------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                            0.7%
-------------- ---------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                                                              CO
-------------- ---------------------------------------------------------------------------------------------------------------



                                  Page 7 of 19

                                                                                                       13G
CUSIP NO.  247357106

-------------- ---------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               GAF Fiberglass Corporation
-------------- ---------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                         (a) [ ]
                                                                                                        (b) [x]
-------------- ---------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ---------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
------------------------------ ------------ ----------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
           SHARES                                     0
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
                               ------------ ----------------------------------------------------------------------------------
                                    6       SHARED VOTING POWER
                                                                         252,886
                               ------------ ----------------------------------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                                                               0
                               ------------ ----------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                                                         252,886
-------------- ---------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                         252,886
-------------- ---------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                 [  ]
-------------- ---------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                            0.7%
-------------- ---------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                                                              CO
-------------- ---------------------------------------------------------------------------------------------------------------




                                  Page 8 of 19

                                                                                                      13G
CUSIP NO.  247357106

-------------- ---------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               GAF Corporation
-------------- ---------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                         (a) [ ]
                                                                                                        (b) [x]
-------------- ---------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ---------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
------------------------------ ------------ ----------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
           SHARES                                     0
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
                               ------------ ----------------------------------------------------------------------------------
                                    6       SHARED VOTING POWER
                                                                         252,886
                               ------------ ----------------------------------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                                                               0
                               ------------ ----------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                                                         252,886
-------------- ---------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                         252,886
-------------- ---------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                 [  ]
-------------- ---------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                            0.7%
-------------- ---------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                                                              CO
-------------- ---------------------------------------------------------------------------------------------------------------



                                  Page 9 of 19

                                                                                                       13G
CUSIP NO.  247357106

-------------- ---------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               ISP Opco Holdings Inc.
-------------- ---------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                         (a) [ ]
                                                                                                        (b) [x]
-------------- ---------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ---------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
------------------------------ ------------ ----------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
           SHARES                                     0
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
                               ------------ ----------------------------------------------------------------------------------
                                    6       SHARED VOTING POWER
                                                                         343,384
                               ------------ ----------------------------------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                                                               0
                               ------------ ----------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                                                         343,384
-------------- ---------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                         343,384
-------------- ---------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                 [  ]
-------------- ---------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                            0.9%
-------------- ---------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                                                              CO
-------------- ---------------------------------------------------------------------------------------------------------------



                                  Page 10 of 19

                                                                                                      13G
CUSIP NO.  247357106

-------------- ---------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               ISP Investments Inc.
-------------- ---------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                         (a) [ ]
                                                                                                        (b) [x]
-------------- ---------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ---------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
------------------------------ ------------ ----------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
           SHARES                                     343,384
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
                               ------------ ----------------------------------------------------------------------------------
                                    6       SHARED VOTING POWER
                                                                               0
                               ------------ ----------------------------------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                                                         343,384
                               ------------ ----------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                                                               0
-------------- ---------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                         343,384
-------------- ---------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                 [  ]
-------------- ---------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                            0.9%
-------------- ---------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                                                              CO
-------------- ---------------------------------------------------------------------------------------------------------------



                                  Page 11 of 19

                                                                                                       13G
CUSIP NO.  247357106

-------------- ---------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               International Specialty Products Inc.
-------------- ---------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                         (a) [ ]
                                                                                                        (b) [x]
-------------- ---------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ---------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                    Delaware
------------------------------ ------------ ----------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
           SHARES                                     294,727
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
                               ------------ ----------------------------------------------------------------------------------
                                    6       SHARED VOTING POWER
                                                                         343,384
                               ------------ ----------------------------------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                                                         294,727
                               ------------ ----------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                                                         343,384
-------------- ---------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                         638,111
-------------- ---------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                 [  ]
-------------- ---------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                           1.6%
-------------- ---------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                                                              CO
-------------- ---------------------------------------------------------------------------------------------------------------



                                  Page 12 of 19

                                                                                                        13G
CUSIP NO.  247357106

-------------- ---------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Samuel J. Heyman
-------------- ---------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                         (a) [ ]
                                                                                                        (b) [x]
-------------- ---------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ---------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
               USA
------------------------------ ------------ ----------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
           SHARES                                     0
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
                               ------------ ----------------------------------------------------------------------------------
                                    6       SHARED VOTING POWER
                                                                       2,644,247
                               ------------ ----------------------------------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                                                               0
                               ------------ ----------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                                                       2,644,247
-------------- ---------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                       2,644,247
-------------- ---------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                 [  ]
-------------- ---------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                            6.8%
-------------- ---------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                                                              IN
-------------- ---------------------------------------------------------------------------------------------------------------



                                  Page 13 of 19

                                                                                                        13G
CUSIP NO.  247357106

-------------- ---------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Heyman Investment Associates Limited Partnership
-------------- ---------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                         (a) [ ]
                                                                                                        (b) [x]
-------------- ---------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ---------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                   Connecticut
------------------------------ ------------ ----------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
           SHARES                                     1,704,750
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
                               ------------ ----------------------------------------------------------------------------------
                                    6       SHARED VOTING POWER
                                                                               0
                               ------------ ----------------------------------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                                                       1,704,750
                               ------------ ----------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                                                               0
-------------- ---------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                       1,704,750
-------------- ---------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                 [  ]
-------------- ---------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                            4.4%
-------------- ---------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                                                              PN
-------------- ---------------------------------------------------------------------------------------------------------------



                                  Page 14 of 19

                                                                                                        13G
CUSIP NO.  247357106

-------------- ---------------------------------------------------------------------------------------------------------------
      1        NAME OF REPORTING PERSON
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               The Annette Heyman Foundation Inc.
-------------- ---------------------------------------------------------------------------------------------------------------
      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                         (a) [ ]
                                                                                                        (b) [x]
-------------- ---------------------------------------------------------------------------------------------------------------
      3        SEC USE ONLY

-------------- ---------------------------------------------------------------------------------------------------------------
      4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                   Connecticut
------------------------------ ------------ ----------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
           SHARES                                     48,500
        BENEFICIALLY
          OWNED BY
            EACH
          REPORTING
           PERSON
            WITH
                               ------------ ----------------------------------------------------------------------------------
                                    6       SHARED VOTING POWER
                                                                               0
                               ------------ ----------------------------------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                                                          48,500
                               ------------ ----------------------------------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                                                               0
-------------- ---------------------------------------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                          48,500
-------------- ---------------------------------------------------------------------------------------------------------------
     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                 [  ]
-------------- ---------------------------------------------------------------------------------------------------------------
     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                            0.1%
-------------- ---------------------------------------------------------------------------------------------------------------
     12        TYPE OF REPORTING PERSON

                                                                              OO
-------------- ---------------------------------------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.  NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

(a)  Name of Issuer:
           Delta and Pine Land Company

(b)  Address of Issuer's Principal Executive Offices:
           One Cotton Row
           Scott, Mississippi  38772

ITEM 2.

           (A)       NAME OF PERSON FILING:

(i)        G Industries Corp.
(ii)       G-I Holdings Inc.
(iii)      Building Materials Corporation of America
(iv)       Building Materials Investment Corporation
(v)        BMCA Holdings Corporation
(vi)       GAF Building Materials Corporation
(vii)      GAF Fiberglass Corporation
(viii)     GAF Corporation
(ix)       ISP Opco Holdings Inc.
(x)        ISP Investments Inc.
(xi)       International Specialty Products Inc.
(xii)      Samuel J. Heyman
(xiii)     Heyman Investment Associates Limited Partnertship
(xiv)      The Annette Heyman Foundation Inc.

            (b)     Address of Principal Business Office or, if None, Residence:

                     The principal business office of each of the filing persons listed in Item 2(a) is as follows:

                     The principal business office of G Industries Corp., Building Materials Investment Corporation, BMCA Holdings Corporation and GAF Corporation is 300 Delaware Avenue, Wilmington, Delaware 19801.

                     The principal business office of G-I Holdings Inc. is 818 Washington Street, Wilmington, Delaware 19801.

                     The principal business office of Building Materials Corporation of America, GAF Building Materials Corporation and GAF Fiberglass Corporation is 1361 Alps Road, Wayne, New Jersey 07470.

                     The principal business office of ISP Opco Holdings Inc., ISP Investments Inc. and International Specialty Products Inc. is 300 Delaware Avenue, Wilmington, Delaware 19801.

                     The principal business office of Samuel J. Heyman is 1361 Alps Road, Wayne, New Jersey 07470.

                     The principal business office of Heyman Investment Associates Limited Partnership and The Annette Heyman Foundation is 333 Post Road West, Westport, Connecticut 06881.

           (c), (d) and (e) For information with respect to citizenship of each of the filing persons, title of class of securities and CUSIP number for the shares held by such persons, see the appropriate cover page above.

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240.13D-1(B), OR 240. 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

             (a)   [  ]    Broker or dealer registered under section 15 of the
                           Act (15 U.S.C. 78o)

             (b)   [  ]    Bank as defined in section 3(a)(6) of the Act (15
                           U.S.C. 78c)

             (c)   [  ]    Insurance company as defined in section 3(a)(19) of
                           the Act (15 U.S.C. 78c)

             (d)   [  ]    Investment company registered under section 8 of the
                           Investment Company Act of 1940 (15 U.S.C. 80a-8)

             (e)   [  ]    An investment adviser in accordance with ss.
                           240.13d-1(b) (1) (ii) (E)

             (f)   [  ]    An employee benefit plan or endowment fund in
                           accordance with ss. 240.13d-1(b)(1)(ii)(F)

             (g)   [  ]    A parent holding company or control person in
                           accordance with ss. 240.13d-1(b)(1)(ii)(G)

             (h)   [  ]    A savings association as defined in Section 3 (b) of
                           the Federal Deposit Insurance Act (12 U.S.C. 1813)

             (i)   [  ]    A church plan that is excluded from the definition of
                           an investment company under section 3(c) (14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

             (j)   [  ]    Group, in accordance with ss. 240.13d-1(b) (1) (ii)
                           (J).

ITEM 4. OWNERSHIP.

                     For information concerning the (a) number of shares beneficially owned by each filing person as of December 31, 1999; (b) percent of class of shares such number represents; (c) number of shares to which such person has as of December 31, 1999 (i) sole voting power, (ii) shared voting power, (iii) sole dispositive power and (iv) shared dispositive power, see the appropriate cover page above.

                     In addition to the shares reported in their respective cover pages above, as of December 31, 1999, Heyman Investment Associates Limited Partnership was a party to equity derivative contracts with a broker-dealer relating to an aggregate of 1,112,043 shares of common stock of the Issuer and Building Materials Investment Corporation was a party to equity derivative contracts with a broker-dealer relating to an aggregate of 50,000 shares of common stock of the Issuer.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      ISP Investments Inc. has granted to a trust the right to receive dividends from, and the right to receive the proceeds from the sale of, 113,590 shares of common stock of the Issuer beneficially owned by ISP Investments Inc. as of December 31, 1999.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

      See Schedule A hereto.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

      Not Applicable

ITEM 10. CERTIFICATION.

      By signing below, each of the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated: February 11, 2000



G Industries Corp.
G-I Holdings Inc.
Building Materials Corporation of America
Building Materials Investment Corporation
BMCA Holdings Corporation
GAF Building Materials Corporation
GAF Fiberglass Corporation
GAF Corporation
ISP Opco Holdings Inc.
ISP Investments Inc.
International Specialty Products Inc.



By: /s/ Susan B. Yoss
    -------------------------------------
    Susan B. Yoss
    Senior Vice President and Treasurer



/s/ Samuel J. Heyman
-----------------------------------------
Samuel J. Heyman




Heyman Investment Associates Limited Partnership

By: /s/ James R. Mazzeo
    -------------------------------------
    James R. Mazzeo
    Treasurer



The Annette Heyman Foundation Inc.

By: /s/ James R. Mazzeo
    -------------------------------------
    James R. Mazzeo
    Treasurer

                                   SCHEDULE A


      GAF Corporation owns 100% of the outstanding common stock of G-I Holdings Inc. which, in turn, owns 100% of the outstanding common stock of G Industries Corp. G Industries Corp. owns 100% of the outstanding common stock of GAF Fiberglass Corporation, which, in turn, owns 100% of the outstanding common stock of GAF Building Materials Corporation. GAF Building Materials Corporation owns 97% of the outstanding common stock of BMCA Holdings Corporation, which, in turn, owns 99.6% of the outstanding common stock of Building Materials Corporation of America. Building Materials Corporation of America owns 100% of the outstanding common stock of Building Materials Investment Corporation.

      International Specialty Products Inc. owns 100% of the outstanding common stock of ISP Opco Holdings Inc. which, in turn, owns 100% of the outstanding common stock of ISP Investments Inc.






























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